Exhibit 99.1

WEX Advances Multi-Year Board Refreshment Plan

David Foss Appointed as Vice Chair and Lead Independent Director, Effective as of the Company’s 2026 Annual Meeting of Stockholders

Shikhar Ghosh and Jack VanWoerkom to Retire from the Board of Directors

PORTLAND, Maine - January 12, 2026 - WEX (NYSE: WEX) (“WEX” or the “Company”), the global commerce platform that simplifies the business of running a business, today announced changes to the composition and leadership of the Company’s Board of Directors (the “Board”) to further enhance the effectiveness of the Board’s oversight.

For several years, the Board has been developing and executing a plan to support thoughtful renewal and an orderly transition of independent director leadership, helping to ensure the Board remains well positioned to oversee emerging risks and capitalize on the Company’s many opportunities to create long-term value. Reflecting input received through ongoing engagement with stockholders, the Board is advancing the next phase of its planned evolution.

Pursuant to this plan, David Foss, former President and Chief Executive Officer of Jack Henry & Associates, will assume the role of Vice Chair and Lead Independent Director, effective as of the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). In addition, Shikhar Ghosh and Jack VanWoerkom will retire from the Board, effective as of the Annual Meeting. Following the Annual Meeting, the Board will be comprised of ten members.

“One of the Board’s most important responsibilities is to ensure that its composition and leadership structure support effective oversight over the long term,” said Melissa Smith, WEX’s Chair, Chief Executive Officer, and President. “As our business and industry have continued to change rapidly, the Board has been executing a comprehensive, carefully considered plan to refresh and augment its membership and transition its independent leadership. Today’s announcement represents the next phase of the Board’s deliberate evolution. We appreciate the constructive feedback received through our ongoing engagement with stockholders, and we welcome their input as we continue to evaluate opportunities to further strengthen the Board’s oversight.”

Ms. Smith continued, “On behalf of the Board, I want to thank Shikhar and Jack for their dedicated stewardship. During their tenures, they have helped oversee WEX’s evolution from a small fleet services business into a global payments and technology company with deep vertical expertise that enables more than 600,000 customers to simplify their businesses and optimize their workflows. Jack’s steady leadership and deep institutional knowledge, together with Shikhar’s valuable insights into emerging technological and strategic risks and opportunities, have been instrumental to WEX’s profound transformation. We are grateful for their many contributions and wish them both all the very best following their retirement from the Board.”

David Foss, incoming Vice Chair and Lead Independent Director added, “I have followed WEX for many years and have long admired the Company for its consistent growth, steady profitability, and commitment to innovation. I joined the Board this past November because I believe WEX has a tremendous opportunity to leverage its scale, infrastructure, and payments expertise to deliver compelling solutions for customers and strong returns for stockholders. Since joining the Board, I have observed firsthand how the Company’s businesses complement each other and strengthen the whole. WEX has the right strategy in place and a promising future, and the Board and leadership team are working hard to ensure the Company realizes its abundant potential.”

Mr. Foss continued, “I am honored that my colleagues on the Board have entrusted me to serve as the Vice Chair and Lead Independent Director. As I step into this new role, the Board will remain focused on ensuring that WEX continues to have a strong leadership team that is aligned with stockholders, the optimal business configuration, effective investor communications, and a value-accretive capital allocation plan. I look forward to continuing to work diligently on these initiatives with my fellow directors and the leadership team to create enduring value for all stakeholders.”

Ms. Smith concluded, “WEX closed the year with a strong quarter. We look forward to discussing it and our bright prospects on our upcoming earnings call. With this dedicated and accomplished Board and disciplined execution of our strategy, I believe the Company is well positioned for continued success.”

About WEX
WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility, and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements including, but not limited to, statements regarding the future composition of the Company’s Board of Directors, including its Vice Chair and Lead Independent Director, as well as the Company’s future financial and operational results and its and the Board’s plans, goals, expectations and objectives. Any statements in this press release that are not statements of historical facts are forward-looking statements. When used in this press release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the composition of the Company’s Board of Directors, including its Vice Chair and Lead Independent Director, or the Company’s actual results or performance to be materially different from the future state or from future results or performance expressed or implied by these forward-looking statements, including, but not limited to, the risks and uncertainties identified in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 20, 2025, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on October 30, 2025 and subsequent filings with the SEC. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events, or otherwise.

News Media Contact:
WEX
Cuthbert Langley, 843-670-7490
Cuthbert.Langley@wexinc.com

Investor Contact:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com